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RiverSource Life Insurance Co. of New York
20 Madison Ave. Ext., P.O. Box 5144
Albany, NY 12205

                  GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER
                                   SINGLE LIFE
         THE SECURESOURCE 3 NY(SM) BENEFIT WITH PORTFOLIO STABILIZER FUNDS

This rider provides a lifetime withdrawal benefit that guarantees, upon election, a series of withdrawals from the contract equal to a percentage of the Benefit Base. The percentage is shown under Contract Data. The Benefit base is established for the sole purpose of determining the lifetime withdrawal benefit and is not used in calculating the surrender value or other guaranteed benefits.

This rider is made a part of the contract to which it is attached. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the contract.

This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) for this rider shown under Contract Data. The Annual Rider Fee will be determined by the investment option(s) You select. Your initial investment options and investment selection are shown under Contract Data. The number of transfers allowed each contract year is limited. Additional limitations will be imposed on the investment options available for selection to comply with the written instructions of a fund.

EXCESS WITHDRAWALS MAY REDUCE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWALS.

The additional charge for this rider is described in the Rider Charges provision.

DEFINITIONS

The following words are often used in this rider. When We use these words, this is what We mean:

ANNUAL CREDIT, CREDIT PERIOD

The Annual Credit is an amount that can be added to the Benefit Base on Rider Anniversaries during a Credit Period, subject to limitations. The duration of a Credit Period and Annual Credit percentages are shown under Contract Data. The Credit Period starts on the later of the Rider Effective Date or the rider anniversary after the Covered Person reaches the Annual Credit Minimum Attained Age shown under Contract Data. Subject to limitations and if the Covered Person has reached the Annual Credit Minimum Attained Age, the Credit Period will restart whenever there is an increase of the Benefit Base due to an Annual Step-Up. The Rider Anniversary after the number of contract years shown is the last day of a Credit Period. See the Rider Anniversary Processing provision.

ANNUAL LIFETIME PAYMENT (ALP)

The Annual Lifetime Payment is the lifetime benefit amount available each contract year after the Covered Person has reached the youngest age in the first Age Band shown under Contract Data. The annual Withdrawal amount guaranteed by the rider can vary each contract year.

AGE BANDS

Age Bands are the age ranges shown under Contract Data. You must be at least the youngest age shown in the first Age Band for the Annual Lifetime Payment to be established. After the ALP is established, in addition to Your age, other factors determine when You move to a higher Age Band as described in the Lifetime Payment Percentage provision.

ANNUAL STEP-UP

On each Rider Anniversary, You may receive an Annual Step-Up which will lock in gains by increasing the Benefit Base and/or the Principal Back Guarantee. If the Benefit Base increases due to an Annual Step-Up and if the Covered Person has reached the Annual Credit Minimum Attained Age, a Credit Period will restart and, if You are eligible for a higher Age Band, the Lifetime Payment Percentage can increase.

BENEFIT BASE (BB)

The Benefit Base is used to determine the Annual Lifetime Payment and the annual rider charge. The BB is separate from Your Contract Value and cannot be withdrawn in a lump sum or annuitized and is not payable as a death benefit.

CREDIT BASE (CB)

The Credit Base is used to determine the Annual Credit. The CB cannot be withdrawn or annuitized and is not payable as a death benefit.

COVERED PERSON

The Covered Person is the person whose life is used to determine when the Annual Lifetime Payment is established and the duration of the ALP payments. The Covered Person is established on the Rider Effective Date and cannot be changed. The Covered Person is the oldest owner on the Rider Effective Date unless otherwise specified under Contract Data. If any Owner on that date is a non-natural person or a

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revocable trust, the Covered Person is the oldest Annuitant.

EXCESS WITHDRAWAL

An Excess Withdrawal is (1) a Withdrawal taken before the ALP is established or
(2) a Withdrawal that is greater than the Remaining Annual Lifetime Payment.

EXCESS WITHDRAWAL PROCESSING

Excess Withdrawal Processing reduces benefits under this rider if a Withdrawal is taken before the Annual Lifetime Payment is established or if a Withdrawal exceeds the Remaining Annual Lifetime Payment.

LIFETIME PAYMENT PERCENTAGE

The Lifetime Payment Percentage, shown under Contract Data, is used to calculate Your Annual Lifetime Payment. The percentage used can vary as described in the Lifetime Payment Percentage provision.

PRINCIPAL BACK GUARANTEE (PBG)

The Principal Back Guarantee is a guarantee that the total amount You or Your beneficiaries receive under the rider will not be less than purchase payments You have made, increased by Annual Step-ups, as long as You have not taken an Excess Withdrawal.

REMAINING ANNUAL LIFETIME PAYMENT (RALP)

As You take Withdrawals during a contract year, the remaining amount that the rider guarantees will be available for Withdrawal that contract year is reduced. After the ALP is established, the Remaining Annual Lifetime Payment is the guaranteed amount that can be withdrawn during the remainder of the current contract year.

RIDER ANNIVERSARY

Your Rider Anniversary is the same date as Your Contract Anniversary unless the rider is issued after the Contract Date. It is the same day and month as the Rider Effective Date each year that the rider remains in force.

RIDER EFFECTIVE DATE

This rider is effective as of the Contract Date of this contract unless otherwise shown under Contract Data.

WITHDRAWAL

For purposes of this rider, the term "Withdrawal" is equal to the term "surrender" in Your contract and any other riders, and the amount of a Withdrawal is the amount by which Your Contract Value is reduced as a result of Your surrender request. It may differ from the amount of Your request due to any surrender charge.

GUARANTEED LIFETIME WITHDRAWAL BENEFIT

The Guaranteed Lifetime Withdrawal Benefit rider guarantees that, regardless of investment performance, You may take Withdrawals up to the lifetime benefit amount each contract year after the lifetime benefit is established. Your age at the time of the first Withdrawal will determine the Age Band for as long as benefits are payable except as described in the Lifetime Payment Percentage provision.

As long as Your total Withdrawals during the current contract year do not exceed the lifetime benefit amount, You will not be assessed a surrender charge. If You withdraw a larger amount, the excess amount will be assessed any applicable surrender charges. Also, benefits will be reduced in accordance with Excess Withdrawal Processing. At any time, You may withdraw any amount up to Your entire surrender value, subject to Excess Withdrawal Processing under the rider.

The rider also guarantees that You or Your beneficiary will get back purchase payments You have made, increased by Annual Step-ups, through Withdrawals and/or payments by Us over time. This Principal Back Guarantee is described in the Death Benefit Before the Annuitization Start Date provision.

Subject to conditions and limitations, the lifetime benefit amount can be increased if an Annual Credit is available or Your Contract Value has increased on a Rider Anniversary. The Principal Back Guarantee can also be increased if Your Contract Value has increased on a Rider Anniversary. See the Rider Anniversary Processing provision.

The fee for this rider can be modified as described in the Rider Charges provision.

The following describes how the lifetime benefit is determined.

ANNUAL LIFETIME PAYMENT (ALP)

The ALP is established on the later of (1) the Rider Effective Date if the Covered Person has reached the youngest age in the first Age Band, or (2) the date the Covered Person's Attained Age equals the youngest age in the first Age Band.

When the ALP is established and at all times thereafter, the ALP is equal to the BB multiplied by the Lifetime Payment Percentage. Anytime the Lifetime Payment Percentage or BB changes as described below, the ALP will be recalculated.

If You withdraw less than the ALP in a contract year, the unused portion does not carry over to future contract years.

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REMAINING ANNUAL LIFETIME PAYMENT (RALP)

The RALP is established at the same time as the ALP. The RALP equals the ALP less all Withdrawals in the current contract year, but it will not be less than zero.

LIFETIME PAYMENT PERCENTAGE

The Lifetime Payment Percentage is used to calculate the ALP and is shown under Contract Data for each Age Band. The Age Band for the Lifetime Payment Percentage is determined at the following times:

1.    WHEN THE ALP IS ESTABLISHED

      The Age Band for the Lifetime Payment Percentage used to calculate the initial ALP is determined by the Covered Person's Attained Age.

2.    ON THE COVERED PERSON'S SUBSEQUENT BIRTHDAYS

      Except as noted below, if the Covered Person's new Attained Age is in a higher Age Band, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage.

      However, if You decline an increase to the Annual Rider Fee or if a Withdrawal has been taken since the ALP was established, then the Age Band for the Lifetime Payment Percentage will not change on subsequent birthdays.

3.    UPON ANNUAL STEP-UPS AS DESCRIBED IN THE RIDER ANNIVERSARY PROCESSING
      PROVISION

RIDER EFFECTIVE DATE VALUES, ADDITIONAL PURCHASE PAYMENTS AND WITHDRAWALS

Your lifetime benefit values and Principal Back Guarantee are determined at the following times and are subject to a maximum amount as shown under Contract
Data:

1.    AT RIDER EFFECTIVE DATE

      If the rider is effective on the Contract Date, the CB, BB and PBG are set equal to the initial purchase payment.

      If the rider is effective on a Contract Anniversary, the CB, BB and PBG are set equal to the Contract Value on the later of that anniversary and the Valuation Date We receive Your Written Request to add the rider.

2.    WHEN AN ADDITIONAL PURCHASE PAYMENT IS MADE

      The BB and PBG will be increased by the amount of each additional purchase payment.

      If the CB is greater than zero, the CB will be increased by the amount of each additional purchase payment.

      See the Purchase Payment Provisions under Contract Provision Modifications for purchase payment limitations.

3.    WHEN A WITHDRAWAL IS TAKEN

      If the CB is greater than zero, Annual Credits will not be added to the BB on the following Rider Anniversary.

      The BB, CB and PBG can be adjusted, but they will not be less than zero.

      (A) If the ALP is not established, Excess Withdrawal Processing will occur as follows. The BB and CB will be reduced by the same proportion that the Contract Value is reduced. The proportional amount deducted is the "Adjustment for Withdrawal," calculated as follows:

                  a X  b       where:
                  -------
                     c

            a  =  the amount of the Withdrawal

            b  =  the CB or BB (as applicable) on the date of (but prior to)
                  the Withdrawal

            c  =  the Contract Value on the date of (but prior to) the
                  Withdrawal.

            The PBG will be reduced by the greater of the amount of the Withdrawal or the "Adjustment for Withdrawal," substituting the PBG for the CB or BB.

      (B) If the ALP is established and the Withdrawal is less than or equal to the RALP, the BB and CB do not change and the PBG is reduced by the amount of the Withdrawal.

      (C) If the ALP is established and the Withdrawal is greater than the RALP, Excess Withdrawal Processing will occur, and the BB and CB will be reduced by an amount as calculated below:

                  d  X  e       where:
                  -------
                     f

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            d  =  the amount of the Withdrawal minus the RALP

            e  =  the BB or CB (as applicable) on the date of (but prior to)
                  the Withdrawal

            f  =  the Contract Value on the date of (but prior to) the
                  Withdrawal minus the RALP.

            The PBG will be reduced by the greater of (1) the amount of the Withdrawal or (2) the RALP plus the Excess Withdrawal Processing amount calculated above, substituting the following for "e" in the formula: the PBG on the date of (but prior to) the Withdrawal minus the RALP.

EXCESS WITHDRAWAL PROCESSING

Here are simplified examples of how the Benefit Base (BB), Principal Back Guarantee (PBG), Annual Lifetime Payment (ALP) and Remaining Annual Lifetime Payment (RALP) change when Withdrawals don't exceed the annual limits and when Withdrawals exceed the annual limits.

EXAMPLES ASSUME

-     No Withdrawals have ever been taken

-     The Contract Value before the Withdrawal is $85,000

-     BB = PBG = $100,000

-     Lifetime Payment Percentage = 5%

-     Current ALP = BB times the Lifetime Payment Percentage = $5,000

$4,000 WITHDRAWAL

      BB after Withdrawal = $100,000

      PBG after Withdrawal = $100,000 - $4,000 = $96,000

      ALP after Withdrawal = $5,000

      RALP after Withdrawal = ALP minus all
         Withdrawals in the current contract year = $5,000 - $4,000 = $1,000

$7,000 WITHDRAWAL

      BB after Withdrawal = $100,000 minus

              ($7,000 - $5,000)* $100,000
              ---------------------------   = $97,500
                   ($85,000 - $5,000)


     PBG is reduced by greater of:

         (a) $7,000 or

         (b) $5,000 +

              ($7,000 - $5,000)($100,000 - $5,000)
              ------------------------------------   = $7,375
                       ($85,000 - $5,000)



      PBG after Withdrawal = $100,000 - $7,325 = $92,625

      ALP after Withdrawal = 5% * $97,500 = $4,875

      RALP after Withdrawal = ALP minus all
         Withdrawals in the current contract year, but not less than zero = $0

RIDER ANNIVERSARY PROCESSING

The following describes how the BB, CB and PBG are calculated on Rider Anniversaries, subject to the maximum amount shown under Contract Data, and how the Lifetime Payment Percentage can change on Rider Anniversaries. If the Rider Anniversary falls on a Day that the New York Stock Exchange is closed, Rider Anniversary processing will occur on the next Day that the New York Stock Exchange is open for trading.

1.    ANNUAL CREDITS

      If You did not take any Withdrawals during the prior contract year and You did not decline an increase to the Annual Rider Fee, an Annual Credit may be available.

      (A) On the First Rider Anniversary if the Initial Credit Period starts on the Rider Effective Date

            The Annual Credit equals the CB 180 days following the Rider Effective Date multiplied by the Annual Credit Percentage shown under Contract Data for the first Rider Anniversary.

            The BB will be set to the greater of:

            (i)   the current BB, or

            (ii) the BB 180 days following the Rider Effective Date increased by the Annual Credit and any additional purchase payments since 180 days following the Rider Effective Date.

      (B).  On Any Other Rider Anniversary During a Credit Period

            The Annual Credit equals the CB as of the prior Rider Anniversary multiplied by the Annual Credit Percentage associated with the current Rider Anniversary.

            The BB will be set to the greater of:

            (i)   the current BB, or

            (ii) the BB on the prior Rider Anniversary increased by the Annual Credit and any additional purchase payments since the prior Rider Anniversary.

            If the CB is greater than zero, the CB will be reset to zero on the last Rider Anniversary of a Credit Period after any adjustment to the BB, and there will be no additional Annual

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            Credits unless the Credit Period restarts due to a Step-Up of the
            BB.

            The CB will be permanently reset to zero on the later of: (A) Maximum CB Date shown under Contract Data or (B) the 10th Rider Anniversary.

2.    ANNUAL STEP-UP

      Beginning with the first Rider Anniversary, an Annual Step-up may be available. If You decline an increase to the Annual Rider Fee, Annual Step-ups will no longer be available.

      The Annual Step-up will take place on any Rider Anniversary where the Contract Value is greater than the PBG and/or the BB after any Annual Credit is added. If an Annual Step-up takes place, the PBG, BB, CB and Lifetime Payment Percentage will be adjusted as follows:

      (A) The PBG will be increased to the Contract Value, if the Contract Value is greater.

      (B) The BB (after any Annual Credit is added under item 1 above) will be increased to the Contract Value, if the Contract Value is greater.

      (C) The CB will be increased to the Contract Value and the Credit Period will restart, if there is an increase to BB due to a Step-up and if the Covered Person has reached the Annual Credit Minimum Attained Age.

      (D) If the Covered Person's Attained Age on the Rider Anniversary is in a higher Age Band and (1) there is an increase to BB due to a Step-up or (2) there was no Step-up of the BB due to the maximum BB limitation; then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage, regardless of any prior Withdrawals.

REQUIRED MINIMUM DISTRIBUTIONS

If You are taking required minimum distributions (RMD) from this contract and Your RMD is greater than the ALP, the portion of Your RMD that is greater than the benefit amount will not be subject to Excess Withdrawal Processing provided:

1.    the ALP is established,

2.    the RMD is for this contract alone,

3. the RMD is based on Your recalculated life expectancy taken from the Uniform Lifetime Table under the Code, and

4. the RMD amount is otherwise based on the requirements of the Internal Revenue Code Section 401(a)(9), related Code provisions, and regulations thereunder that were in effect on the Rider Effective Date.

Any Withdrawals taken before the ALP is established or withdrawing amounts greater than the RALP that do not meet these conditions will result in Excess Withdrawal Processing. In this circumstance, the excess amount will be the portion of the Withdrawal that exceeds amounts allowed to be Withdrawn under this provision.

INVESTMENT OPTIONS AND LIMITS

This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) for this rider. The investment options available for asset allocation under the terms of this rider and Your initial investment selection(s) are shown under Contract Data.

Because this rider requires that Your Contract Value be invested in one or more approved investment options for the life of the contract, and You CANNOT TERMINATE THIS RIDER ONCE YOU HAVE SELECTED IT, if You later decide You do not want to invest in any of the approved investment options, You must terminate Your contract by requesting a full surrender. Surrender charges and tax penalties may then apply.

If You request allocation or transfers to subaccounts that are not approved investment option(s) under the terms of this rider, You will be notified and a new request must be submitted.

We reserve the right to add, remove or substitute approved investment options, subject to regulatory approval. If more than one fund is available, You may, by Written Request or other method agreed to by Us, change Your choice of subaccounts or allocation percentages among those approved for the rider. If more than one approved investment option is available, the number of transfers allowed each contract year is limited to two transfers. We also reserve the right to close or restrict any approved investment option, subject to regulatory approval,

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however the change may apply only to future purchase payments or transfers. You will be notified of any change to the investment options available.

CONTRACT PROVISION MODIFICATIONS

Because of the addition of this rider to Your contract, several contract provisions are modified as described above and as further described below.

PURCHASE PAYMENTS PROVISIONS

This rider amends the Additional Purchase Payments provision to limit when purchase payments may be paid as described below. It also amends the Payment Limits provision to restrict payments after the first contract year to an amount less than Maximum Purchase Payments Permitted, shown under Contract Data.

The rider prohibits additional purchase payments unless:

      (1) the payment is received at time of application or within 90 days thereafter, or

      (2) this is a tax qualified contract where We allow additional purchase payments in any contract year up to the maximum permissible annual contribution described by the Code until total additional purchase payments are $100,000.

The rider also prohibits additional purchase payments if:

      (1) You decline an increase to the Annual Rider Fee as described in the Rider Charges provision, or

      (2) the ALP is available and Your Contract Value on any anniversary is less than four times the BB multiplied by the Lifetime Payment Percentage for Your current Age Band.

If We waive any restrictions on initial or additional purchase payments, You will be notified in writing, signed by an officer of the company.

ALLOCATION OF PURCHASE PAYMENTS

Because this rider requires asset allocation to approved investment options, allocation of purchase payments shall be determined by Your selection from investment options available for this rider.

TRANSFERS OF CONTRACT VALUES

Because this rider requires asset allocation to approved investment options, transfer privileges granted under the contract are suspended other than: (1) transfers among the available investment options as described in the Investment Options and Limits provision or (2) transfers as otherwise agreed to by Us. Transfers made by You into and out of the same subaccount within a five business day period (or vice versa) may be to the disadvantage of other contract owners and are prohibited.

RULES FOR SURRENDER

Minimum Contract Values following a surrender no longer apply to Your contract.

Surrenders will be taken from Your accounts and subaccounts in the same proportion as Your interest in each bears to the Contract Value unless You specify otherwise.

If Your Contract Value is reduced to zero, the CB, if greater than zero, will be permanently reset to zero, and there will be no additional Annual Credits. Also, the following will occur:

1. If the ALP is not established and if the Contract Value is reduced to zero as a result of fees or charges, then the owner must wait until the ALP would be established, and the ALP will be paid annually until the death of the Covered Person.

2. If the ALP is established and if the Contract Value is reduced to zero as a result of fees or charges, or as a result of a Withdrawal that is less than or equal to the RALP; then the owner will receive the ALP paid annually until the death of the Covered Person.

In (1) and (2) above:

- These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually.

-     We will no longer accept additional purchase payments.

-     No more charges will be collected for the rider.

-     The current ALP is fixed for as long as payments are made.

- The death benefit becomes the remaining schedule of Annual Lifetime Payments, if any, until total payments to the owner and the beneficiary are equal to the PBG at the time the Contract Value falls to zero.

- The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year.

3. If the ALP is not established and if the Contract Value is reduced to zero as a result of a Withdrawal, this rider and the contract will terminate.

4. If the ALP is established and if the Contract Value is reduced to zero as a result of a Withdrawal that

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      is greater than the RALP, this rider and the contract will terminate.

SPOUSE'S OPTION TO CONTINUE CONTRACT

If a spouse chooses to continue the contract under the Spouse's Option to Continue Contract provision, the rider terminates.

DEATH BENEFIT BEFORE THE ANNUITIZATION START DATE

Under this provision in the contract, a death benefit is payable if any owner dies. If the contract is jointly owned and an owner dies when the Contract Value is greater than zero, the lifetime benefit for the Covered Person will cease whether or not the contract is continued under the Spouse's Option to Continue Contract provision.

If the Contract Value is greater than zero when the death benefit becomes payable, the beneficiary may:

-     elect to take the death benefit under the terms of the contract, or

- if the PBG is greater than zero, elect to take the Principal Back Guarantee available under this rider, or

- continue the contract under the Spouse's Option to Continue Contract provision which terminates the rider.

If the beneficiary elects the Principal Back Guarantee under this rider, the following will occur:

1. If the ALP is established, the ALP on the date of death will be paid until total payments to the beneficiary are equal to the PBG.

2. If the ALP is not established, the BB on the date of death multiplied by the Lifetime Payment Percentage will be paid annually until total payments to the beneficiary are equal to the PBG. The Lifetime Payment Percentage will be determined based on the youngest age in the first Age Band shown under Contract Data.

In (1) and (2) above:

- After the date of death, if the CB is greater than zero, the CB will be permanently reset to zero, and there will be no additional Annual Credits or Annual Step-ups.

-     The Lifetime Payment Percentage used will be set as of the date of death.

- The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year.

ANNUITY PROVISIONS

If the Annuitization Start Date is the latest date shown under the Change of Annuitization Start Date provision, You can choose one of the payout options available under the contract or an alternative fixed annuity payout option available under the rider. Under the rider's payout option, the minimum amount payable shown in Table B under the Tables of Annuity Payout Rates section will not apply, and You will receive the ALP provided by this rider until the later of the death of the Covered Person or depletion of the PBG. If You choose to receive the ALP, the amount payable each contract year will be equal to the ALP on the Annuitization Start Date. The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year. These annualized amounts will be paid in monthly installments until the later of death of the Covered Person or depletion of the PBG. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually.

If You choose to receive the ALP rather than a payout option available under the contract, all other contract features, rider features and charges terminate after the Annuitization Start Date except for the Principal Back Guarantee.

RIDER CHARGES

We deduct the charge for this rider once a year from Your Contract Value on Your Contract Anniversary. We pro-rate this charge among the variable subaccounts, but not the Fixed Account, in the same proportion Your interest in each account bears to Your total Variable Account Contract Value.

The charge is calculated on Your Contract Anniversary by multiplying the Annual Rider Fee by the greater of the BB or the Contract Value, unless the Contract Value is greater than the maximum BB shown under Contract Data. In that case, multiply the Annual Rider Fee by the maximum BB.

The Annual Rider Fee may vary with Your investment option and is subject to the Maximum Annual Rider Fee shown under Contract Data.

The Initial Annual Rider Fee(s) associated with the approved investment option(s) are shown under Contract Data. The following describes how Your Annual Rider Fee may increase:

1. We may increase the Annual Rider Fee for all approved investment options at Our discretion and on a nondiscriminatory basis. Your Annual Rider Fee will increase if We declare an increase to the fee with written notice 30 days in advance except as described below. The new fee will be in effect on the date We declare in the written notice.

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      (A)   You can decline this increase and therefore all future fee increases if We receive Your Written Request prior to the date of the fee increase, in which case You permanently relinquish:

            (i)   all future Annual Step-ups,

            (ii)  any ability to make additional purchase payments,

            (iii) any future Annual Credits, and the CB will be permanently reset to zero, and

            (iv) any increase to the Lifetime Payment Percentage due to changing Age Bands on subsequent birthdays and Rider Anniversaries.

      (B) You can terminate this rider if Your Annual Rider Fee after any increase is more than 0.25 percentage points higher than Your fee before the increase and if We receive Your Written Request to terminate the rider prior to the date of the increase.

2. The Annual Rider Fee associated with a specified investment option may change at Our discretion. If You are invested in any investment option that has an increase in the associated Annual Rider Fee, Your Annual Rider Fee will increase.

If the rider fee changes during a contract year, We will calculate an average Annual Rider Fee, for that contract year only, that reflects the various different fees that were in effect for each investment option that contract year, adjusted for the number of Days each fee was in effect and the percentage of Contract Value allocated to each investment option.

If Your contract or rider is terminated for any reason, the rider charge will be deducted, adjusted for the number of Days coverage was in place during the contract year.

TERMINATION OF THE RIDER

This rider cannot be terminated either by You or Us except as follows:

1.    After the death benefit is payable, the rider will terminate.

2. Continuation of the contract under the Spouse's Option to Continue Contract provision will terminate the rider.

3.    The rider will terminate on the Annuitization Start Date.

4. In relation to certain increases to the Annual Rider Fee as described in the Rider Charges provision, Your Written Request will terminate the rider.

5. Reduction of the Contract Value to zero under certain situations as described in the Rules for Surrender provision will terminate the rider.

6.    Termination of the contract for any reason will terminate the rider.

RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK

-s- Thomas Richard Moore

Secretary

411362-SGNY                                                           A(05/2012)

Contract Number: 9920-SAMPLE                       Contract Date: April 1, 2012

Guaranteed Lifetime Withdrawal Benefit Rider The SecureSource 3 NY(SM) benefit

     Covered Person:                        John Q. Doe
     Rider Effective Date:                  April 1, 2012
     Maximum BB, CB and PBG:                $10,000,000
     Maximum CB Date:                       Covered Person's 95th birthday
     Annual Credit Minimum Attained Age:    0

     Credit Period:                         10 contract years

Following the start of a Credit Period      Annual Credit Percentage
--------------------------------------      ------------------------
     1(st) Rider Anniversary                               6%
     2(nd) Rider Anniversary                               6%
     3(rd) Rider Anniversary                               6%
     4(th) Rider Anniversary                               6%
     5(th) Rider Anniversary                               6%
     6(th) Rider Anniversary                               6%
     7(th) Rider Anniversary                               6%
     8(th) Rider Anniversary                               6%
     9(th) Rider Anniversary                               6%
     10(th) Rider Anniversary                              6%

    Lifetime Payment Percentage

Age Bands*   Lifetime Payment Percentage
----------   ---------------------------
  50-58                3%
  59-64                4%
  65-79                5%
   80+                 6%

* After the lifetime benefit is established, the Covered Person's Attained Age at the first Withdrawal will set the Age Band. See the "Age Band for the Lifetime Payment Percentage" section of the Lifetime Payment Percentage provision for exceptions.

Initial Investment Selection(s)     Payment Allocation Percentage
-------------------------------     -----------------------------
ABC Fund 1                                        50%
ABC Fund 2                                        50%

      Approved Investment Options/Allocation Restrictions and Limitations: This rider requires allocation of purchase payments and contract value to one or more approved investment options for this rider:

Portfolio Stabilizer            Associated Initial      Maximum Annual
       Funds                     Annual Rider Fee         Rider Fee
--------------------            ------------------      --------------
ABC Fund 1                             1.10%                2.25%
ABC Fund 2                             1.10%                2.25%
ABC Fund 3.                            1.10%                2.25%

      - Payments may also be allocated to the Special DCA Fixed Account for transfer to approved investment option(s) You select.

      - We reserve the right to add, remove or substitute approved investment options, subject to regulatory approval.

      - The rider charge is prorated among the variable subaccounts, but not the Fixed Account, in the same proportion Your interest in each account bears to Your total Variable Account Contract Value.

      - We may increase the Annual Rider Fee with written notice. Also, rider fees may vary by investment option. Rider fees will never exceed the Maximum Annual Rider Fee shown above.

      - The number of transfers allowed each contract year is limited to two transfers.

DP411362-SGNY

      - Contracts issued with an initial purchase payment higher than the Maximum Purchase Payments Permitted require corporate officer approval and may require limitation of the number of investment options available for selection.

            Because the rider requires that Your Contract Value be invested in one or more approved investment options for the life of the contract, and You cannot terminate the rider once You have selected it, You must terminate Your contract by requesting a full surrender if You do not want to invest in any of the approved investment options. Surrender charges and tax penalties may apply. Therefore, You should not select the rider if You do not intend to continue investing in the approved investment options for the life of the rider.

      - For tax-qualified contracts: Tax-qualified annuities have minimum distribution rules that govern the timing and amount of distributions from the annuity contract. If You have a tax-qualified annuity, You may be required to take a minimum distribution that is greater than your Remaining Annual Lifetime Payment (RALP). These required minimum distributions will not result in Excess Withdrawal Processing in most situations. However, in limited circumstances, an Excess Withdrawal due to a required distribution would be subject to Excess Withdrawal Processing as described in the Required Minimum Distributions provision. In these circumstances, the benefit may have limited usefulness in connection with contract funding tax-qualified programs because a partial surrender made to satisfy the minimum distribution rules might result in a proportional reduction in the Benefit Base. If You plan to exercise the benefit before or after Your required minimum distribution beginning date under this contract, You should consider whether the rider is appropriate for Your circumstances. You should consult Your tax advisor.

DP411362-SGNY